Exhibit 99.1

Genie Energy Declares Third Quarter 2022 Preferred Stock Dividend

NEWARK NJ (October 13, 2022): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the third quarter of 2022.

The dividend will be paid on or about November 15, 2022 to preferred stockholders of record as of the close of business on November 8th.

The distribution will be treated as an ordinary dividend for tax purposes.

In addition, Genie has elected to exercise its right to redeem 986,400 shares of the outstanding Preferred Stock on November 15, 2022 (the “Redemption Date”) at a price of $8.50 per share (an aggregate of $8,384,400), together with an amount equal to all dividends accrued and unpaid up to, but not including, the Redemption Date.

Genie Energy announces declarations of dividends on its Series 2012-A Preferred Stock (NYSE: GNEPRA) through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in selected markets in Europe. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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